Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
EXHIBIT D
CODE OF ETHICS

D.01    Introduction to Code of Ethics

PT Asset Management, LLC (“PTAM” or the “Firm”) has adopted this Code of Ethics (the “Policy”) to, among other things, (a) set forth PTAM’s standard of business conduct and related policies and procedures addressing compliance with fiduciary and ethical duties,
(b) specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest, and (c) aid PTAM in preventing, detecting, and imposing sanctions for insider trading. Every member, officer, and employee of PTAM must avoid any activity or relationship that may reflect unfavorably on the Firm because of a possible conflict of interest, the appearance of such conflict, the improper use of confidential information or the appearance of any impropriety. This Policy sets forth procedures and limitations pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended. Individuals covered by this Policy must comply with this Policy and all applicable federal securities laws, and avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Firm’s Advisory Clients.

For purposes of this Policy, “Advisory Client” shall mean any fund for which the Firm serves as a general partner, or any person or entity for which it serves as investment advisor, renders investment advice or makes investment decisions.

D.01.01    Individuals Covered by this Policy

This Policy applies to all of PTAM’s officers, directors, employees or other persons who provide investment advice on behalf of the Firm and is subject to the supervision and control of the Firm (“Supervised Persons”). This Policy’s applicability to temporary employees, consultants, and independent contractors will be determined on a case-by-case basis by the Chief Compliance Officer (CCO) or authorized designee.
D.01.02    Standards of Business Conduct

PTAM expects all of its Supervised Persons to act with honesty, integrity, and professionalism.

Each Supervised Person shall adhere to the highest ethical standards and shall:

•Place the interests of Advisory Clients first. All Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Firm’s Advisory Clients. Supervised Persons may not induce or cause

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an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, an employee would violate this Policy by causing an Advisory Client to purchase a security the employee owned for the purpose of increasing the price of that security.

•Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business from the Firm or its Advisory Clients, could call into question the exercise of the independent judgment of a Supervised Person. Supervised persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

•Avoid trading on material non-public information and insider trading. Supervised Persons possessing material non-public information regarding any issuer of securities must: inform the CCO or authorized designee that they are in possession of such information; refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material; and refrain from passing along such information except to those employees of the Firm that must have such information to perform their jobs (in which case such employees must follow the same restrictions). Securities laws prohibit the trading of securities of an issuer while in possession of material non-public information regarding such issuer. Any person who passes along material non-public information may also be in violation of securities laws. Please review the section on Insider Trading and Prevention for a detailed outline of the policy.

•Conduct all personal securities transactions in full compliance with this Policy including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technical compliance with this Policy’s provisions may not insulate from scrutiny any securities transactions or actions that indicate a violation of the Firm’s fiduciary duties. Please review the section on Personal Trading for a detailed outline of the policy.
D.01.03    Compliance with Laws and Regulations

Supervised Persons must, at a minimum, comply with all applicable legal requirements, including applicable federal and other securities laws. Supervised Persons shall be aware that they may be held personally liable for any improper or illegal acts committed during the course of their employment and that ignorance of laws and regulations is not a defense. Supervised Persons must comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended; and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended.

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D.02        Personal Trading

D.02.01    Definitions

For purposes of this Policy, the following words shall mean:

•Reportable Accounts: “Reportable Accounts” include any securities accounts (held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of an Access Person, spouse, domestic partner or minor child of an Access Person, any securities accounts of any other person who lives with the Access Person and for whom the Access Person provides material financial support, and any account in which any such persons have a controlling or Beneficial Interest. This also includes accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian. Managed Accounts, fully managed by a financial advisor to the Access Person, are considered Reportable Accounts. However, if Compliance obtains a letter from the financial advisor confirming that the Access Person has no control or influence over the trading in the account, the Managed Account may be exempt from further reporting, preclearance requirements. Compliance may request a recertification of the Managed Account status on a periodic basis. Moreover, Access Persons are required to certify to the Managed Account status on annual basis through the PTAM Supervised Persons Questionnaire.

•Beneficial Interest: “Beneficial Interest” means having a direct or indirect financial interest, which is the opportunity to profit directly or indirectly from a transaction in securities. Direct beneficial interest is usually clear, such as securities held in accounts in the individual’s name. Examples of indirect beneficial interest may include but are not limited to the following: (i) securities held in the name of any relative presently sharing your home; (ii) securities held by others for your benefit; (iii) securities held by a trust in which you have an interest; (iv) securities held in any partnership in which you are a partner; or (v) pledged securities held for your benefit. In general, the beneficial owner of a security is any person who, directly or indirectly through any contract, arrangement, understanding, or relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject security. Whenever you are not sure if you have a Beneficial Interest, please consult with the Firm’s Chief Compliance Officer or authorized designee.

•Investment Control: “Investment Control” means the power to influence or direct the disposition of an investment. This would include any securities transaction in which an Access Person participates in the decision to buy or sell. It may not always be clear if Investment Control exists. For example, an Access Person may have Investment Control over a transaction in a discretionary account. That could happen if the Access Person expresses an

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investment opinion or suggestion regarding a specific security to the advisor who has discretionary authority over the account. If you are unclear whether you have Investment Control, please consult with the Firm’s Chief Compliance Officer or authorized designee.

•Reportable Securities: “Reportable Securities” include all securities defined in Section 2(a)(18) of the Investment Advisers Act of 1940, as amended. They include, but are not limited to, the following:

oDebt and equity securities (including transactions in exchange-traded funds [“ETFs”]);
oOptions (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;
oMost forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g., hedge funds); and
oShares of PTAMs Funds: Performance Trust Total ReturnBond Fund, Performance Trust Municipal Bond Fund and Performance Trust Multisector Fund, and Performance Trust Short Term Bond ETF.

However, “Reportable Securities” do not include:

oDirect obligations of the U.S. Government (e.g., Treasury securities);
oMoney market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
oShares of money market funds;
oShares of open-end mutual funds that are not advised or sub-advised by PTAM or its affiliates; and
oShares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised by PTAM or its affiliates.

D.02.02    Personal Trading Requirements

Initial and Annual Disclosure of Personal Holdings

Within ten (10) days of employment with PTAM and on an annual basis thereafter, each Access Person must disclose all holdings of Reportable Securities (including PTAM in which such Access Person has a Beneficial Interest on the via ALPHA System, the Firm’s automated reporting system for personal securities transactions and other compliance required disclosures.
The holdings report must include (a) a listing of all accounts in which the Access Person has a Beneficial Interest that could hold Reportable Securities

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regardless of what, if any, securities are maintained in such accounts (thus, even if an account doesn’t presently hold Reportable Securities, but has the capability of holding Reportable Securities, the account must be disclosed);
(b) a listing of all Reportable Securities (including the PTAM Funds) held in the above accounts; and (c) a listing of all Reportable Securities not held in securities accounts in which the Access Person has a Beneficial Interest, such as physical certificates.

The information contained in the ALPHA System must be current as of a date no more than forty- five (45) calendar days prior to the date an employee joins the Firm.
As for the annual disclosure of personal brokerage accounts, it is executed via automated certification through the ALPHA System. The certification must be submitted by all Access Persons within forty-five (45) days after the Firm’s fiscal year-end.

Pre-Clearance

All Access Persons must pre-clear before directly or indirectly acquiring ownership in a limited offering such as private placements, hedge funds, and limited liability company interests (except those offered by the Firm) as well as all other transactions in Reportable Securities
Access Persons must preclear all transactions in Reportable Securities, including shares of PTAM Funds unless they’re held in the Firm’s 401K Plan. Currently, the only Reportable Security that does not require preclearance is an exchange traded fund (ETF), except that PTAM ETF(s) will require preclearance.
The Access Person must submit a preclearance request via the ALPHA System for approval. The trade must be executed within five trading days prior to market close (or the close of business in the case of a limited offering) on which approval is received. The CCO or authorized designee is responsible for monitoring the pre-clearance of these securities transactions.
When the CCO or authorized designee receives the pre- clearance request submitted by the Access Person for a Reportable Security, a determination will be made as to the appropriateness of the transaction. If the trade appears unlikely to affect the market for the security, is clearly unrelated to the business of the Firm, and poses no conflict of interest with the Advisory Client’s trades, the CCO or authorized designee may grant approval. No order for a Reportable Securities transaction for which pre-clearance is sought may be placed prior to the receipt of the approval by the CCO or authorized designee. In the case where the CCO is seeking pre- clearance approval, then the approval will be given by the Firm’s Senior Portfolio Managers. Verbal approvals are not permitted. All approvals are subject to periodic review and may be withdrawn if circumstances warrant, and any approval provided by

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the CCO or authorized designee is only effective within one trading day after approval is given unless a separate arrangement has been authorized.

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Pre-clearance approval and the receipt of express prior pre-clearance approval do not exempt you from the other requirements or prohibitions outlined in

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this Policy.

General Restrictions

Access Persons must be sensitive to any impropriety in connection with their personal securities transactions in securities of any issuer. As such, you are prohibited from:

oFront Running – the purchase or sale of securities for your own or the Firm’s accounts based on your knowledge of the Firm’s Advisory Clients trading positions or plans.
oScalping – the purchase or sale of securities for Advisory Clients for the purpose of affecting the value of a security owned or to be acquired by you or the Firm.
oSpread Betting – taking bets on securities pricing to reflect market movements activities as a mechanism for avoiding the restrictions on personal securities trading arising under the provisions of the Policy.

Prohibited Transactions

Transactions in the following securities/instruments are not allowed under the Code:

oShort selling of Reportable Securities (purchasing of “market short” ETFs is permitted subject to pre-clearance).
oWriting/selling of uncovered/naked call options and writing/selling put options.
oParticipating in initial public offerings (IPOs).

Short-Term Trading

Access Persons must always conduct their personal trading activities lawfully, properly, and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. PTAM generally discourages and restricts short-term trading strategies and market timing, and Access Persons are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. At the sole discretion of the CCO or authorized designee, the determination when trading is excessive, inappropriate, or short-term will be made on a case-by-case basis based on the facts and circumstances. Excessive trading that may deem to interfere with job performance or compromise the duty that the Firm owes to its Advisory Clients will not be tolerated.

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With respect to those securities as to which pre-clearance approval of trades is required, no Access Person shall profit from the purchase and sale, or the sale and purchase for a minimum holding period of thirty (30) days irrespective of mode of acquisition. In a case where the sale of Reportable Securities is necessitated by personal emergency, the CCO or authorized designee may waive the holding period after recording his or her reasons for the exemption in writing. For purposes of tracking the holding period, the LIFO accounting method (Last-In, First-Out) shall be used. ETFs are exempt from the 30-day holding period (but trades remain subject to pre-clearance).

D.02.03    Reporting Requirements

New Accounts

If an Access Person opens an account at a broker, dealer, or bank, or has a Beneficial Interest in an account during a calendar quarter that has not been previously disclosed, the Access Person must disclose the account in the ALPHA System no later than thirty (30) days after the end of such calendar quarter and make arrangements to comply with the requirements set forth in this Policy.

Quarterly Transaction Reports

In addition to the annual accounts and holdings certification, all Access Persons are required to certify to all Reportable Securities transactions (including transactions in the PTAM Funds) conducted during a quarter no later than thirty (30) days after the end of such calendar quarter. Certifications are administered by Compliance via the ALPHA System.

Duplicate Trade Confirmations and Account Statements

An Access Person’s brokerage firm or custodian bank must be notified that the Firm is a registered investment advisor, when the Access Person is hired, or when the Access Person opens a new account. Duplicate confirmations and quarterly account statements will be requested if an electronic feed cannot be established.
Duplicate copies of trade confirmations and periodic account statements must be received by the Firm’s Compliance Department no later than thirty
(30) days after the end of each calendar quarter. If the brokerage firm or custodial bank does not respond promptly, the Access Person will be required to establish a new account elsewhere. If not electronically fed through the ALPHA System, statements and confirmations should be directed to the Firm’s

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main address.
Compliance will prepare and send a form letter requesting the duplicate confirmations and statements.

Confidentiality of Personal Holdings

Compliance will use its best efforts to assure that information related to accounts in which an Access Person has a Beneficial Interest is treated confidentially. However, PTAM is required by law to review, retain and, in certain circumstances, disclose documents containing personal holdings information. Therefore, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside of the Firm as is necessary to evaluate compliance with or sanctions under this Policy or other requirements applicable to the Firm.

Limitations on Brokerage

All Access Persons are required to maintain their brokerage accounts at specific broker/dealers that have been approved by the Firm. Any new exceptions to this requirement must be approved by the CCO or authorized designee. The list of approved brokers with electronic feeds to ALPHA are listed at the end of this Policy.

Exceptions from Reporting Requirements

Exceptions to this Policy will rarely, if ever, be granted. However, the Chief Compliance Officer or authorized designee may grant an occasional exception on a case-by-case basis when the proposed conduct involves, among other things, negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.

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D.02.04    Other Duties
Confidentiality
All Supervised Persons are expected to strictly comply with measures necessary to preserve the confidentiality of information considered confidential by PTAM, its Advisory Clients (and former Advisory Clients) and other persons or entities the Firm conducts business with (e.g., vendors). Supervised Persons have an obligation to keep such information in strict confidence. Confidential information relating to Advisory Clients includes the client’s identity (unless the client consents to disclosure), the client’s security holdings and advice furnished to the client by the Firm. Supervised Persons are prohibited from revealing information as to the investment intentions, activities, or holdings of Advisory Clients’ accounts, except to persons whose responsibilities require knowledge of the information.

Outside Business Activity

An Access Person is prohibited from engaging in outside business activities (“OBAs”) unless the Access Person provides notice to the Firm and obtains pre-clearance via the ALPHA System.

OBAs may include a wide range of actions, including but not limited to, the following:

obeing employed by an outside entity;
oacting as an independent contractor to an outside party;
oserving as a director or a member of an investment or advisory committee/board, an officer, or an employee of any company (public or private, including non-profit organizations);
oowning an equity interest in a limited partnership, limited liability company or other firm or acting as a general partner, a limited partner with voting rights, investment manager or managing member of any such firm;
oproviding investment advisory, legal, tax, accounting, insurance, bookkeeping or general consulting services, acting as a “finder,” or engaging in any form of part-time work unrelated to the activities of the firm;
ogiving financial or investment advice to anyone outside the scope of one’s employment with the firm, whether or not monetary compensation is involved;
oparticipating in fundraising initiatives for charitable, social or community organizations;
oreferring someone and receiving a referral fee;
oholding an elected or appointed governmental position;
ohaving a personal or financial relationship with a firm vendor;

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outilizing firm or outside facilities, including customer facilities, in a manner that exceeds the scope of the individual’s association with the firm; and
oreceiving “other compensation” for services rendered outside the scope of employment with PTAM.

Additionally, related to an Access Person’s OBA, whether or not monetary compensation is involved, an Access Person is prohibited from commenting publicly, such as through internet blogs, social media sites or printed newsletters, on financial or investment matters in which the Firm or its clients may have a direct or indirect interest.

Access persons requesting approval to engage in OBAs must submit a preclearance request via the ALPHA System prior to engaging in the activity. At onboarding, Access Persons will be required to disclose any existing OBAs and any requests for new OBAs via the Firm’s third-party platform. For existing employees, any new OBAs must be disclosed and approved prior to engaging in the activity. Additionally, Access Persons must report any changes in the scope or structure of a previously disclosed and approved OBA; any material change may require further review and additional approval from Compliance and/or the Supervisor.

One disclosed in the ALPHA System, designated Supervisors and Compliance will review the OBA accordingly.

Additionally, related to an Access Person’s OBA, whether or not monetary compensation is involved, an Access Person is prohibited from commenting publicly, such as through internet blogs, social media sites or printed newsletters, on financial or investment matters in which the Firm or its clients may have a direct or indirect interest.

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Recordkeeping

The Compliance Department shall maintain the following books and records for a period no less than six(6) calendar years:

oA copy of this Policy;
oA record of any violation of this Policy and any action taken as a result of the violation;
oA copy of each report made by an Access Person, including initial and annual holdings reports and quarterly transaction reports (as applicable);
oA copy of any supporting documentation used in making decisions regarding action taken by the Compliance Department with respect to personal securities trading;
oPre-clearance requests and resulting decisions.

Reporting Violations

If a Supervised Person knows of, or reasonably believes there is, a violation of applicable federal securities laws or this Policy, the Supervised Person must report that information immediately to the Chief Compliance Officer or if unavailable, to Senior Management. The Supervised Person shall not conduct preliminary investigations, unless authorized to do so by the Compliance Department. Any Supervised Person who in good faith raises an issue regarding a possible violation of law, regulation or Firm policy or any suspected illegal or unethical behavior will be protected from retaliation.

Penalties for Violations of the Policy
This Policy is designed to ensure compliance with applicable laws and to maintain the confidence and trust placed on PTAM and its employees by our Advisory clients.
In adopting this Policy, it is the intention of the Firm to attempt to achieve 100% compliance with all requirements of this Policy while recognizing that this may not be possible. Certain incidental failures to comply with this Policy may not be deemed to be a material violation of the Policy. Such failures will be referred to the CCOor authorized designee and disciplinary action commensurate with the failure to comply, if warranted, may be imposed. Repeated violations of this Policy, even inadvertent violations that do not harm the Firm’s Advisory Clients, may be viewed as disregarding the underlying principles of the Policy and the sanction may be more severe.

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In some instances, PTAM may require that the Supervisor of the Access Person be notified, a 30-day personal securities trading suspension be invoked, and/or a prohibited trade be broken or reversed with any profits disgorged. Failure to disgorge profits when requested or a pattern of violations that individually do not violate the law or this Policy, but which taken together demonstrate a lack of respect for this Policy, may result in more significant disciplinary action, up to and including, a referral of the matter to the Firm’s Senior Management, termination of employment and/or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

Investment Company Act of 1940

In the event of any material change to the provisions of this Policy, the CCO or authorized designee will inform the Board of Trustees of PTAM’s funds and ensure that the change is approved no later than six months after the change is adopted.

D.03    Insider Trading and Prevention

D.03.01        General Policy on Insider Trading

•PTAM forbids any Supervised Person from participating in insider trading, that is, trading either personally or on behalf of others (such as mutual funds and private accounts managed by them or by Supervised Persons of PTAM) on material non-public information, or communicating material non-public information to others in violation of the law. This prohibition applies to every Supervised Person and extends to their activities both within and outside their duties with PTAM. Violation of this prohibition is a serious federal offense and the penalties can include a prison term and disgorgement of any profits. The fact that the insider did not intend to defraud anyone may not insulate the insider from liability. It is the Firm’s policy that it and its employees comply with this prohibition.

•While the term “insider trading” is not defined in the federal securities laws, and the law concerning insider trading is not static, it is generally understood that the law prohibits:

otrading by an insider while in possession of material non-public information;

otrading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-

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insider in violation of an insider’s duty to keep it confidential, or the information was misappropriated; communicating material non-public information to others (“tipping”);
or

oassisting anyone in engaging in any of the above.

D.03.02    Elements of Insider Trading

•The Prohibition Applies to Both Insiders and Temporary Insiders. The concept of “insider” is broad. An insider is any person who has access to material inside information. Insiders include all individuals who have access to such information, including, among others, legal and financial personnel, secretaries, administrative assistants, file personnel and any person (a “tippee”) to whom they relate such insider information. The immediate families of all such persons may also be deemed to be insiders. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the Firm’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, bank lending shareholders, officers and the employees of such organizations. In addition, PTAM and PTAM’s Supervised Persons, may become temporary insiders of a company if either PTAM or any Supervised Person advises PTAM or performs other services on its behalf, or if any of PTAM’s managers or analysts follow PTAM. According to the
U.S. Supreme Court, the Firm must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

•The Information Must Be Material.

oTrading on inside information alone is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. You should be aware that the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded on the basis of the information will contribute to the conclusion that the information was material. When in doubt, always err on the side of assuming information is material.

oInformation that Supervised Persons should consider material includes, but is not limited to: dividend changes, earnings estimates,

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changes in previously released litigation, liquidation problems, write- downs or assets or additions to reserves for bad debts or contingent liabilities, the expansion or curtailment of operations, proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out, new product discoveries, major litigation, extraordinary management developments, public offering, changes of debt rating, issuer tender offers, recapitalizations, etc. Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

oMaterial information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would, once sufficient time had elapsed for it to be digested, be favorable or not.

•The Information Must Be Non-Public. Information is non-public if it has not been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. Moreover, the insider may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of such information. Information is considered to be available to the public only
(1) after it has been released to the public through appropriate channels (e.g., by means of a press release or SEC filing) and (2) enough time has elapsed to permit the investment market to absorb and evaluate the information. Depending on the circumstances then, information normally should not be regarded as public until at least 24 hours after it has been disseminated through a national news medium.

•Mere Possession of Material Non-Public Information While Trading is Sufficient. The mere possession of material, non-public information while trading in the securities may be sufficient to incur liability for insider trading. Accordingly, Supervised Persons should treat the mere possession of material non-public information very seriously and should follow the procedures set forth below any time when they believe they may be in possession of such information.

•Misuse Constitutes Fraud. Misuse of material and non-public, or “inside” information constitutes fraud, a term broadly defined under the securities law. Fraudulent misuse of “inside” information includes purchasing/selling securities on the basis of such information for the account of the Firm, an employee, a customer or anyone else, or tipping such information to anyone or using it as a basis for recommending, by

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way of research report or otherwise, the purchase or sale of a security.

D.03.03    Penalties for Insider Trading

•Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct, their employers and supervisory personnel. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

ocriminal liability;
ocivil injunctions;
otreble damages;
odisgorgement of profits;

•In addition, any violation of this Policy regarding insider trading can be expected to result in serious sanctions by PTAM and/or other members of PTAM, including dismissal of the persons involved.

D.03.04    nsider Trading Prevention Procedures

•Identify the Information as Material and Non-Public. Before trading for yourself or others, including client accounts managed by any member of PTAM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

oIs the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities involved if generally disclosed?

oIs the information non-public? To whom, how and for what purpose has this information been provided? Has the information effectively been communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation, and has it had time to be digested?

•What to do if you Believe the Information is Material and Non-Public. If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

oImmediately report the matter to the Chief Compliance Officer or authorized designee.

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oDo not purchase or sell the securities at issue on behalf of yourself or others, including investment companies or private accounts managed by you or any member of PTAM, and do not recommend any transaction in such securities.

oDo not communicate the information to anyone inside or outside PTAM, other than to the Firm’s CCO or authorized designee. Material, non-public information generally may not be communicated to any employees other than those who need such information to carry out their professional responsibilities. It is good practice to exercise caution in discussing one’s work with family, friends, and colleagues. Discussions in the office should be limited to a “need to know” basis. Substantive discussions that may include material, non-public information generally should not be held in restaurants, elevators, and other public places where conversations may be overheard. Care also should be exercised in using, transporting, and disposing of written materials, including drafts, notes and computer disks.

oAfter the Firm’s CCO or authorized designee has reviewed the issue with Senior Management (as applicable), you will be instructed either to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

•Resolving Issues Concerning Insider Trading. If you have any doubts whether information is material or non-public, or if you have any unresolved questions regarding the applicability or interpretation of the foregoing procedures or regarding the propriety of any action, you must discuss these questions with the Firm’s CCO or authorized designee before trading or communicating the information to anyone.

D.03.05    Recordkeeping

•Compliance will notify Senior Management upon learning of a potential violation of the Policy as it relates to Insider Trading and Prevention and will be responsible for maintaining records of any internal investigations on the possible misuse of material, non-public information by PTAM or its employees. At a minimum, an investigation record will include the securities that are the subject of the investigation, the date the investigation commenced, the identity of the accounts that were involved, and a summary of the disposition of the investigation. The underlying investigation records, including any analyses, interoffice memoranda, and employee statements, shall be made available to the appropriate regulatory authorities, upon request.

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APPROVED BROKERS FOR PERSONAL TRADING
As noted in D.02.03, Supervises Persons are required to hold accounts at approved broker dealers. Please see below for the list of approved broker dealers in ALPHA.

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